Exhibit 99.1

ConnectM Announces Receipt of Notice from Nasdaq That

ConnectM has Regained Compliance with Nasdaq Rule

Marlborough, MA, February 12, 2025 – ConnectM Technology Solutions, Inc. (Nasdaq: CNTM) (“ConnectM” or the “Company”), a technology company focused on the electrification economy, had previously announced that on December 6, 2024, it received a notice from the Staff of the Listing Qualifications Department of Nasdaq stating that because the Company had not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2024 (the “Third Quarter 10-Q”), it no longer complies with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) for continued listing, which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission.

ConnectM today announced that on January 31, 2025, the Staff notified ConnectM that, based on the Company’s December 16, 2024, filing of the Third Quarter 10-Q, Staff has determined that the Company complies with the Rule. Accordingly, the matter is now closed.

About ConnectM Technology Solutions, Inc.

ConnectM is a technology company focused on advancing the electrification economy by integrating electrified energy assets with its AI-powered technology solutions platform. The Company provides residential and light commercial buildings and all-electric original equipment manufacturers with a proprietary Energy Intelligence Network platform to accelerate the transition to all-electric heating, cooling, and transportation. Leveraging technology, data, artificial intelligence, contemporary design, and behavioral economics, ConnectM aims to make electrification more user-friendly, affordable, precise, and socially impactful. As a vertically integrated company with wholly owned service networks and a comprehensive technology stack, ConnectM empowers customers to reduce their reliance on fossil fuels, lower overall energy costs, and minimize their carbon footprint.

For more information, please visit: https://www.connectm.com/

Contact:

MZ North America

(203) 741-8811

ConnectM@mzgroup.us